Exhibit 99.1

NEWS RELEASE

Contact: Stacy Feit

                Investor Relations

                Tel: 213-486-6549

                Email: investor_relations@mflex.com

MFLEX REPORTS FISCAL 2014 FIRST QUARTER FINANCIAL RESULTS

Results Meet Expectations with Sales to Newer Customers Doubling Sequentially;

Newer Customer Sales Growth Expected to Continue in Fiscal Second Quarter

Irvine, CA, February 6, 2014 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuits and assemblies, today reported financial results for its fiscal first quarter ended December 31, 2013. Net sales in the first quarter of fiscal 2014 were $211.7 million, down 27 percent from net sales of $289.7 million in the same quarter last year. The decline was primarily due to lower net sales to a key customer, partially offset by a doubling of net sales to the Company’s newer customers to approximately $48 million. Net sales to the newer customers represented approximately 22 percent of total net sales.

Gross margin during the first quarter of fiscal 2014 was 1.2 percent, compared to 8.5 percent for the same period in the prior year. The decline was primarily driven by under-absorbed overhead as a result of the reduced net sales level and excess manufacturing capacity.

Net loss for the first quarter of fiscal 2014 was $9.3 million, or $0.39 per share, compared to net income of $8.3 million, or $0.35 per diluted share, for the same period in the prior year.

The Company generated $8.3 million in cash flows from operating activities during the first quarter of fiscal 2014, and had cash and cash equivalents of $111.9 million, or $4.65 per share, at December 31, 2013. The Company continues to maintain a strong balance sheet with no debt.

Non-GAAP Results

A reconciliation of GAAP net (loss) income and net (loss) income per share to non-GAAP net (loss) income and net (loss) income per share is provided in the table at the end of this press release.

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Outlook

For the second quarter of fiscal 2014, the Company expects net sales to be between $120 and $135 million and gross margin to range between negative 13 and negative 11 percent based on production build plans, projected net sales volume and anticipated product mix.

Reza Meshgin, Chief Executive Officer of MFLEX commented, “We believe we continue to build momentum with our newer customers and anticipate strong contribution from this group during the fiscal second quarter, which is expected to support a more diversified customer mix. However, this will not be sufficient to offset the reduced near-term demand we are seeing from our key customers, and we therefore anticipate a net loss for the quarter.”

Mr. Meshgin continued, “As we indicated in our pre-announcement last month, we have undertaken a review of our manufacturing capacity in an effort to align our cost structure with net sales levels while maintaining the long-term capacity necessary to support our growth objectives. We have developed our implementation plans and are in the process of finalization of those plans. We expect to be in a position to communicate the details of the planned restructuring later this month. In the meantime and as we previously communicated, we anticipate our fiscal second quarter results to reflect significant impairment and restructuring charges. The cash component should be less than $20 million however, and we expect it to be partially offset in future quarters as we dispose of assets. We continue to expect most of the cost reductions to be in place by the fiscal third quarter and we anticipate returning to profitability in the fiscal fourth quarter. Once the restructuring is completed, we expect to have a significantly improved cost structure to support consistent profitability and competitiveness. With approximately $112 million in cash at December 31st and no debt, we believe we have a very strong balance sheet to support us through this transition period.”

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its fiscal 2014 first quarter financial results. The dial-in number for the call in North America is 1-866-225-8754 and 1-480-629-9818 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

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The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 1-800-406-7325 and 1-303-590-3030 for international callers. The replay passcode is 4664462.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuits and assemblies to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners, personal computers, wearables and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Forward-Looking Statements

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: net sales; sales volumes; net income and losses; profitability; gross margins; product mix; restructuring plans; impairment and restructuring charges, including the cash component thereof; asset write-downs; manufacturing capacity; cost reductions and our cost structure; cash flow; overhead absorption; forecasts; sales growth and growth objectives; demand for our end customers’ programs; expansion and diversification of the Company’s customer base; new customer opportunities and momentum with these customers; customer relationships; inventory levels; production build plans; demand and program allocation from our end customers; and balance sheet projections. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “forecast,” “guidance,” “should,” “preliminary,” “scheduled,” “assume,” “can,” “will,” “plan,” “could,” “expect,” “estimate,” “aim,” “intend,” “look,” “see,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated

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or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy and seasonality on the demand for electronic devices; the Company’s success with new and current customers, those customers’ success in the marketplace and usage of flex in their products; demand for the Company’s products; the Company’s market share in its customers’ programs; product mix; the Company’s ability to diversify and expand its customer base and markets; the Company’s effectiveness in managing manufacturing processes, inventory levels, costs, quality assurance and yields; the ramping and launch of new programs; currency fluctuations; pricing pressure; the outcome of the Company’s restructuring plans; Company workforce issues; the Company’s ability to remain cost competitive; the degree to which the Company is able to utilize or reduce available manufacturing capacity, enter into new markets and execute its strategic plans; asset write-downs and impairment charges; utility, material and component shortages; the impact of natural disasters, competition and technological advances; the outcome of tax audits; labor issues in the jurisdictions in which the Company operates; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q to be filed for the quarter ended December 31, 2013. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	December 31,
	2013	2012
Net sales	$211,672	$289,650
Cost of sales	209,176	264,947

Gross profit	2,496	24,703
Operating expenses:
Research and development	1,455	2,033
Sales and marketing	5,908	6,537
General and administrative	3,343	5,672

Total operating expenses	10,706	14,242
Operating (loss) income	(8,210)	10,461
Other income (expense), net:
Interest income	209	70
Interest expense	(122)	(111)
Other income (expense), net	296	(15)

(Loss) income before income taxes	(7,827)	10,405
Provision for income taxes	(1,452)	(2,057)

Net (loss) income	$(9,279)	$8,348

Net (loss) income per share:
Basic	$(0.39)	$0.35
Diluted	$(0.39)	$0.35
Shares used in computing net (loss) income per share:
Basic	24,084	23,796
Diluted	24,084	24,028

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,	September 30,
	2013	2013
Cash and cash equivalents	$111,887	$105,150
Accounts receivable, net	147,360	132,247
Inventories	80,260	86,853
Other current assets	21,216	17,265

Total current assets	360,723	341,515
Property, plant and equipment, net	233,899	244,056
Other assets	24,605	24,643

Total assets	$619,227	$610,214

Accounts payable	$175,049	$166,474
Other current liabilities	38,525	32,486

Total current liabilities	213,574	198,960
Other liabilities	19,884	19,063
Stockholders’ equity	385,769	392,191

Total liabilities and stockholders’ equity	$619,227	$610,214

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended
	December 31,
	2013	2012
Cash flows from operating activities
Net (loss) income	$(9,279)	$8,348
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	12,821	14,418
Deferred taxes	(65)	(50)
Stock-based compensation expense	621	1,307
(Gain) loss on disposal of equipment	(1,058)	6
Changes in operating assets and liabilities	5,239	4,428

Net cash provided by operating activities	8,279	28,457
Cash flows from investing activities
Purchases of property and equipment	(6,563)	(15,913)
Proceeds from sale of equipment	1,054	—
Government grants received	4,151	—

Net cash used in investing activities	(1,358)	(15,913)
Cash flows from financing activities
Tax withholdings for net share settlement of equity awards	(5)	(737)
Proceeds from exercise of stock options	66	29
Repurchase of common stock	—	(1,232)

Net cash provided by (used in) financing activities	61	(1,940)
Effect of exchange rate changes on cash	(245)	(274)

Net increase in cash	6,737	10,330
Cash and cash equivalents at beginning of period	105,150	82,322

Cash and cash equivalents at end of period	$111,887	$92,652

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Multi-Fineline Electronix, Inc.

Selected Non-GAAP Financial Measures and Schedule Reconciling Selected Non-GAAP Financial Measures to Comparable GAAP Financial Measures

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	December 31,
	2013	2012
GAAP net (loss) income	$(9,279)	$8,348
Stock-based compensation expense	621	1,307
Income tax effect of non-GAAP adjustments	(212)	(420)

Non-GAAP net (loss) income	$(8,870)	$9,235

GAAP diluted (loss) earnings per share	$(0.39)	$0.35
Effect of stock-based compensation, net of tax on diluted (loss) earnings per share	0.02	0.03

Non-GAAP diluted (loss) earnings per share	$(0.37)	$0.38

Weighted-average diluted shares used in calculating non-GAAP diluted (loss) earnings per share	24,084	24,028

Use of Non-GAAP Financial Information

To supplement the condensed consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures (non-GAAP net (loss) income and non-GAAP diluted net (loss) earnings per share) that exclude certain charges and gains. Management excludes these items because it believes that the non-GAAP measures enhance an investor’s overall understanding of the Company’s financial performance and future prospects by being more reflective of the Company’s recurring operational activities and to be more comparable with the results of the Company over various periods. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The items excluded from GAAP net income and diluted net (loss) income per share in calculating these non-GAAP financial measures are as follows: (a) stock-based compensation expense; and (b) impairment and restructuring activities.

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